Exhibit 23.1

Consent of Ernst & Young LLP, Independent Auditors

We consent to the incorporation by reference in the following Registration Statements of RealNetworks, Inc.:

(1)	Registration Statement (Form S-3 No. 333-114088)

(2)	Registration Statement (Form S-8 No. 333-63333)

(3)	Registration Statement (Form S-8 No. 333-128444)

(4)	Registration Statement (Form S-8 No. 333-42579)

(5)	Registration Statement (Form S-8 No. 333-147279)

(6)	Registration Statement (Form S-8 No. 333-172871)

(7)	Registration Statement (Form S-8 No. 333-199898)

of our report dated March 20, 2019, except for the Basis of Presentation Paragraph of Note 1, as to which the date is April 3, 2019, with respect to the consolidated financial statements of Rhapsody International Inc. for the years ended September 30, 2018 and 2017 included in this Form 8-K/A.

/s/ Ernst & Young LLP

Seattle, Washington
April 3, 2019